Exhibit 99.1

News Release – July 26, 2018

CubeSmart Reports Second Quarter 2018 Results

MALVERN, PA -- (Globe Newswire) – July 26,  2018 -- CubeSmart (NYSE: CUBE) today announced its operating results for the three and six months ended June 30, 2018.

“As we approach the end of the traditional busy season, operating performance continues to meet our expectations and business fundamentals remain solid,” commented President and Chief Executive Officer Christopher P. Marr. “Our third-party management platform continues to be an attractive solution for owners, as we added 41 stores during the second quarter. We remain focused on generating attractive risk-adjusted returns for shareholders by maximizing cash flows and maintaining a disciplined approach to capital allocation.”

Key Highlights for the Quarter

•	Reported earnings per share (“EPS”) attributable to the Company’s common shareholders of $0.21.
•	Reported funds from operations (“FFO”) per share, as adjusted, of $0.41, representing a year-over-year increase of 5.1%.
•	Increased same-store (458 stores) net operating income (“NOI”) 3.3% year over year, driven by 3.2% revenue growth and a 3.2% increase in property operating expenses.
•	Averaged 93.6% same-store occupancy during the quarter, which was consistent year over year, ending the quarter with same-store occupancy of 94.4%.
•	Closed on one property acquisition totaling $19.0 million.
•	Sold 3.1 million common shares at an average sales price of $30.78 per share, resulting in net proceeds of $95.4 million.
•	Added 41 stores to our third-party management platform during the quarter, bringing our total third-party managed store count to 535.

Financial Results

Net income attributable to the Company’s common shareholders was $38.4 million for the second quarter of 2018, compared with $32.5 million for the second quarter of 2017. EPS attributable to the Company’s common shareholders was $0.21 for the second quarter of 2018, compared to $0.18 for the same period last year.

FFO, as adjusted, was $75.8 million for the second quarter of 2018, compared with $72.3 million for the second quarter of 2017. FFO per share, as adjusted, increased 5.1% to $0.41 for the second quarter of 2018, compared with $0.39 for the same period last year.

Investment Activity

Acquisition Activity

The Company acquired a store in Texas for $19.0 million during the three months ended June 30, 2018 and subsequent to quarter-end, acquired a store in Washington, D.C. for $34.2 million. In total for the year to date through this press release, the Company has acquired three properties for $65.4 million and currently has three additional properties under contract for $62.4 million.

Second Quarter 2018	Page 1

Unconsolidated Joint Venture Activity

During the second quarter of 2018, the Company’s joint venture, HVP IV, acquired four properties located in Florida (2), Georgia and Texas for $42.9 million, of which the Company contributed $3.9 million. Year to date through the date of this release, HVP IV has acquired eight properties for $93.9 million, of which the Company has contributed $14.1 million. Additionally, HVP IV has two properties under contract for $20.5 million that are expected to close during the third quarter of 2018.

On May 16, 2018, HVP IV received a $43.7 million initial advance on its $107.0 million loan facility, which encumbers the first six stores that were acquired by the venture. The loan bears interest at LIBOR plus 1.70% and matures on May 16, 2021 with options to extend the maturity date through May 16, 2023, subject to satisfaction of certain conditions and payment of the extension fees as stipulated in the loan agreement.

Development Activity

The Company has agreements with developers for the construction of Class A self-storage properties. These agreements are structured as either purchases at completion of construction and issuance of certificate of occupancy (“C/O”) or as joint venture developments. The Company did not acquire any properties at C/O or open for operation any development properties during the three and six months ended June 30, 2018.

As of June 30, 2018, the Company had two properties under contract to purchase at C/O for a total acquisition price of $40.0 million.  The stores are located in California and Florida. The purchases of the two properties are expected to occur by the fourth quarter of 2018. These acquisitions are subject to due diligence and other customary closing conditions, and no assurance can be provided that these acquisitions will be completed on the terms described, or at all.

As of June 30, 2018, the Company had seven joint venture development properties under construction. The Company anticipates investing a total of $250.0 million related to these projects and had invested $102.8 million of that total as of June 30, 2018. These stores are located in New York (4), Massachusetts (2), and New Jersey. The seven projects are expected to open at various times between the third quarter of 2018 and the fourth quarter of 2019.

Third-Party Management

As of June 30, 2018, the Company’s third-party management program included 535 stores totaling 35.3 million square feet. During the three and six months ended June 30, 2018, the Company added 41 stores and 88 stores, respectively, to its third-party management program.

Same-Store Results

The Company’s same-store portfolio at June 30, 2018 included 458 stores containing approximately 31.6 million rentable square feet, or approximately 93.1% of the aggregate rentable square feet of the Company’s 486 owned stores.  These same-store properties represented approximately 95.4% of property net operating income for the quarter ended June 30, 2018.

Same-store physical occupancy at period end for the second quarter of 2018 was 94.4%, compared with 94.5% for the same quarter of last year.  Same-store revenues for the second quarter of 2018 increased 3.2% and same-store operating expenses increased 3.2% from the same quarter in 2017. Same-store net operating income increased 3.3%, as compared with the same period in 2017.

Second Quarter 2018	Page 2

Operating Results

As of June 30, 2018, the Company’s total owned portfolio included 486 stores containing 33.9 million rentable square feet and had a physical occupancy of 92.5%.

Revenues increased $9.3 million and property operating expenses increased $4.7 million in the second quarter of 2018, as compared with the same period in 2017.  Increases in revenues were primarily attributable to increased net effective rents in the same-store portfolio as well as revenues generated from property acquisitions and recently opened development properties. Increases in property operating expenses were primarily attributable to a $2.4 million increase in costs associated with the growth in our third-party management program as well as system enhancements, a $1.2 million increase in same-store expenses primarily due to higher property taxes and utility costs and $1.1 million of increased expenses associated with newly acquired or developed stores.

Interest expense increased from $14.0 million during the three months ended June 30, 2017 to $15.5 million during the three months ended June 30, 2018, an increase of $1.5 million. The increase is attributable to a higher amount of outstanding debt and higher interest rates during the 2018 period. To fund a portion of the Company’s growth, the average debt balance during the three months ended June 30, 2018 increased approximately $48 million from the same period in 2017 from $1,632 million to $1,680 million. The weighted average effective interest rate on our outstanding debt increased from 3.80% for the three months ended June 30, 2017 to 3.93% for the three months ended June 30, 2018.

Financing Activity

During the second quarter, the Company sold 3.1 million common shares of beneficial interest through its “at-the-market” equity program (“ATM”) at an average sales price of $30.78 per share, resulting in net proceeds of $95.4 million, after deducting offering costs. As of June 30, 2018, the Company had 1.6 million shares available for issuance under the existing equity distribution agreements.

On July 23, 2018, the Company exercised its right to require redemption of the 58,400 preferred OP units that were originally issued on April 12, 2017. The redemption was satisfied through the issuance of 46,322 common OP units of the Company.

Quarterly Dividend

On May 30, 2018, the Company declared a dividend of $0.30 per common share. The dividend was paid on July 16, 2018 to common shareholders of record on July 2, 2018.

2018 Financial Outlook

“Based on our second quarter performance and ATM activity, we are improving the guidance midpoint for certain same-store and operating metrics while maintaining our estimated range of FFO per share, as adjusted,” commented Chief Financial Officer Tim Martin. “We remain focused on our strategy to fund external growth in a manner consistent with our long-term balance sheet objectives and investment grade credit rating.”

The Company is maintaining its previously issued 2018 estimates for fully diluted FFO per share, as adjusted, of between $1.61 and $1.65, and fully diluted earnings per share for the period of between $0.80 and $0.84. We have adjusted certain guidance assumptions to reflect second quarter results and ATM equity issuances. Due to uncertainty related to the timing and terms of transactions, the financial impact of any potential future

Second Quarter 2018	Page 3

investment activity is excluded from guidance.  For 2018, the same store pool consists of 458 properties totaling 31.6 million square feet.

	Current Ranges for
2018 Full Year Guidance Range Summary	Annual Assumptions			Prior Guidance(1)
Same-store revenue growth	2.75%	to	3.25%	2.25%	to	3.25%
Same-store expense growth	3.5%	to	4.5%	3.5%	to	4.5%
Same-store NOI growth	2.0%	to	3.0%	1.75%	to	3.0%

Acquisition of wholly-owned operating properties	$100.0M	to	$150.0M	$50.0M	to	$100.0M
Acquisition of properties at C/O	$40.0M		$40.0M	$40.0M		$40.0M
New development openings	$90.0M		$90.0M	$135.7M		$135.7M
Dispositions	$0	to	$50.0M	$0	to	$50.0M
Dilution from properties in lease-up	$(0.06)	to	$(0.07)	$(0.06)	to	$(0.07)

Property management fee income	$19.0M	to	$21.0M	$19.0M	to	$21.0M
General and administrative expenses	$35.5M	to	$36.5M	$36.0M	to	$37.0M
Interest and loan amortization expense	$65.5M	to	$67.5M	$65.5M	to	$67.5M
Weighted average shares and units	187.3M		187.3M	185.3M		185.3M

Earnings per diluted share allocated to common shareholders	$0.80	to	$0.84	$0.80	to	$0.84
Plus: real estate depreciation and amortization	$0.81		$0.81	$0.81		$0.81
FFO per diluted share, as adjusted	$1.61	to	$1.65	$1.61	to	$1.65

(1) Prior guidance as included in our first quarter earnings release dated April 26, 2018.

3rd Quarter 2018 Guidance	Range or Value
Earnings per diluted share allocated to common shareholders	$0.21	to	$0.22
Plus: real estate depreciation and amortization	0.20		0.20
FFO per diluted share, as adjusted	$0.41	to	$0.42

Conference Call

Management will host a conference call at 11:00 a.m. ET on Friday, July 27, 2018 to discuss financial results for the three and six months ended June 30, 2018.

A live webcast of the conference call will be available online from the investor relations page of the Company's corporate website at www.cubesmart.com.  Telephone participants may avoid any delays in joining the conference call by pre-registering for the call using the following link to receive a special dial-in number and PIN: http://dpregister.com/10121594.

Telephone participants who are unable to pre-register for the conference call may join on the day of the call using 1-877-506-3281 for domestic callers, +1-412-902-6677 for international callers, or 1-855-669-9657 for callers in Canada.   After the live webcast, the call will remain available on CubeSmart's website for 30 days.  In addition, a telephonic replay of the call will be available through August 27, 2018.  The replay numbers are 1-877-344-7529 for domestic callers, +1-412-317-0088 for international callers, and 1-855-669-9658 for callers in Canada.  For callers accessing a telephonic replay, the conference number is 10121594.

Second Quarter 2018	Page 4

Supplemental operating and financial data as of June 30, 2018 is available on the Company’s corporate website under Investor Relations - Financial Information - Financial Reports.

About CubeSmart

CubeSmart is a self-administered and self-managed real estate investment trust.  The Company's self-storage properties are designed to offer affordable, easily accessible and secure storage space for residential and commercial customers.  According to the 2018 Self-Storage Almanac, CubeSmart is one of the top three owners and operators of self-storage properties in the United States.

Non-GAAP Financial Measures

Funds from operations (“FFO”) is a widely used performance measure for real estate companies and is provided here as a supplemental measure of operating performance.  The April 2002 National Policy Bulletin of the National Association of Real Estate Investment Trusts (the “White Paper”), as amended, defines FFO as net income (computed in accordance with GAAP), excluding gains (or losses) from sales of real estate and related impairment charges, plus real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.

Management uses FFO as a key performance indicator in evaluating the operations of the Company's stores. Given the nature of its business as a real estate owner and operator, the Company considers FFO a key measure of its operating performance that is not specifically defined by accounting principles generally accepted in the United States. The Company believes that FFO is useful to management and investors as a starting point in measuring its operational performance because FFO excludes various items included in net income that do not relate to or are not indicative of its operating performance such as gains (or losses) from sales of real estate, gains from remeasurement of investments in real estate ventures, impairments of depreciable assets, and depreciation, which can make periodic and peer analyses of operating performance more difficult. The Company’s computation of FFO may not be comparable to FFO reported by other REITs or real estate companies.

FFO should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of the Company’s performance. FFO does not represent cash generated from operating activities determined in accordance with GAAP and is not a measure of liquidity or an indicator of the Company’s ability to make cash distributions. The Company believes that to further understand its performance, FFO should be compared with its reported net income and considered in addition to cash flows computed in accordance with GAAP, as presented in its Consolidated Financial Statements.

FFO, as adjusted represents FFO as defined above, excluding the effects of acquisition related costs, gains or losses from early extinguishment of debt, and other non-recurring items, which the Company believes are not indicative of the Company’s operating results.

The Company defines net operating income, which it refers to as “NOI,” as total continuing revenues less continuing property operating expenses.  NOI also can be calculated by adding back to net income (loss): interest expense on loans, loan procurement amortization expense, loan procurement amortization expense – early repayment of debt, acquisition related costs, equity in losses of real estate ventures, other expense, depreciation and amortization expense, general and administrative expense, and deducting from net income (loss): gains from sale of real estate, net, other income, gains from remeasurement of investments in real estate ventures and interest income.  NOI is not a measure of performance calculated in accordance with GAAP.

Second Quarter 2018	Page 5

Management uses NOI as a measure of operating performance at each of its stores, and for all of its stores in the aggregate. NOI should not be considered as a substitute for operating income, net income, cash flows provided by operating, investing and financing activities, or other income statement or cash flow statement data prepared in accordance with GAAP. The Company believes NOI is useful to investors in evaluating operating performance because it is one of the primary measures used by management and store managers to evaluate the economic productivity of the Company’s stores, including the ability to lease stores, increase pricing and occupancy, and control property operating expenses. Additionally, NOI helps the Company’s investors meaningfully compare the results of its operating performance from period to period by removing the impact of its capital structure (primarily interest expense on outstanding indebtedness) and depreciation of the basis in its assets from operating results.

Forward-Looking Statements

This presentation, together with other statements and information publicly disseminated by CubeSmart (“we,” “us,” “our” or the “Company”), contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, or the “Exchange Act.” Forward-looking statements include statements concerning the Company’s plans, objectives, goals, strategies, future events, future revenues or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions and other information that is not historical information. In some cases, forward-looking statements can be identified by terminology such as “believes,” “expects,” “estimates,” “may,” “will,” “should,” “anticipates,” or “intends” or the negative of such terms or other comparable terminology, or by discussions of strategy. Such statements are based on assumptions and expectations that may not be realized and are inherently subject to risks, uncertainties and other factors, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Although we believe the expectations reflected in these forward-looking statements are based on reasonable assumptions, future events and actual results, performance, transactions or achievements, financial and otherwise, may differ materially from the results, performance, transactions or achievements expressed or implied by the forward-looking statements. As a result, you should not rely on or construe any forward-looking statements in this presentation, or which management may make orally or in writing from time to time, as predictions of future events or as guarantees of future performance. We caution you not to place undue reliance on forward-looking statements, which speak only as of the date of this presentation or as of the dates otherwise indicated in the statements. All of our forward-looking statements, including those in this presentation, are qualified in their entirety by this statement.

There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in or contemplated by this presentation. Any forward-looking statements should be considered in light of the risks and uncertainties referred to in Item 1A. “Risk Factors” in our Annual Report on Form 10-K and in our other filings with the Securities and Exchange Commission (“SEC”). These risks include, but are not limited to, the following:

•national and local economic, business, real estate and other market conditions;

•the competitive environment in which we operate, including our ability to maintain or raise occupancy and rental rates;

•the execution of our business plan;

•the availability of external sources of capital;

•financing risks, including the risk of over-leverage and the corresponding risk of default on our mortgage and other debt and potential inability to refinance existing indebtedness;

Second Quarter 2018	Page 6

•increases in interest rates and operating costs;

•counterparty non-performance related to the use of derivative financial instruments;

•our ability to maintain our status as a real estate investment trust (“REIT”) for federal income tax purposes;

•acquisition and development risks;

•increases in taxes, fees, and assessments from state and local jurisdictions;

•the failure of our joint venture partners to fulfill their obligations to us or their pursuit of actions that are inconsistent with our objectives;

•reductions in asset valuations and related impairment charges;

•security breaches or a failure of our networks, systems or technology, which could adversely impact our business, customer and employee relationships;

•changes in real estate and zoning laws or regulations;

•risks related to natural disasters;

•potential environmental and other liabilities;

•other factors affecting the real estate industry generally or the self-storage industry in particular; and

•other risks identified in Item 1A of our Annual Report on Form 10-K and, from time to time, in other reports that we file with the SEC or in other documents that we publicly disseminate.

Given these uncertainties, we caution readers not to place undue reliance on forward-looking statements.  We undertake no obligation to publicly update or revise these forward-looking statements, whether as a result of new information, future events or otherwise except as may be required in securities laws.

Contact:

CubeSmart

Charles Place

Director, Investor Relations

(610) 535-5700

Second Quarter 2018	Page 7

CUBESMART AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

(unaudited)

	June 30,	December 31,
	2018	2017
	(unaudited)

ASSETS
Storage properties	$4,237,717	$4,161,715
Less: Accumulated depreciation	(807,625)	(752,925)
Storage properties, net (including VIE assets of $287,340 and $291,496, respectively)	3,430,092	3,408,790
Cash and cash equivalents	6,487	5,268
Restricted cash	3,037	3,890
Loan procurement costs, net of amortization	1,298	1,592
Investment in real estate ventures, at equity	100,614	91,206
Other assets, net	43,232	34,590
Total assets	$3,584,760	$3,545,336

LIABILITIES AND EQUITY
Unsecured senior notes, net	$1,142,992	$1,142,460
Revolving credit facility	47,700	81,700
Unsecured term loans, net	299,598	299,396
Mortgage loans and notes payable, net	109,851	111,434
Accounts payable, accrued expenses and other liabilities	146,223	143,344
Distributions payable	56,442	55,297
Deferred revenue	23,521	21,529
Security deposits	483	486
Total liabilities	1,826,810	1,855,646

Noncontrolling interests in the Operating Partnership	64,512	54,320

Commitments and contingencies

Equity
Common shares $.01 par value, 400,000,000 shares authorized, 185,876,890 and 182,215,735 shares issued and outstanding at June 30, 2018 and December 31, 2017, respectively	1,859	1,822
Additional paid-in capital	2,458,521	2,356,620
Accumulated other comprehensive income	—	3
Accumulated deficit	(773,849)	(729,311)
Total CubeSmart shareholders’ equity	1,686,531	1,629,134
Noncontrolling interests in subsidiaries	6,907	6,236
Total equity	1,693,438	1,635,370
Total liabilities and equity	$3,584,760	$3,545,336

Second Quarter 2018	Page 8

CUBESMART AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017

REVENUES
Rental income	$127,843	$121,224	$252,004	$238,281
Other property related income	15,047	13,880	29,294	26,863
Property management fee income	4,925	3,455	9,394	6,452
Total revenues	147,815	138,559	290,692	271,596
OPERATING EXPENSES
Property operating expenses	49,528	44,821	98,282	89,695
Depreciation and amortization	35,046	36,736	70,012	74,855
General and administrative	8,341	8,800	17,085	18,294
Acquisition related costs	—	668	—	827
Total operating expenses	92,915	91,025	185,379	183,671
OPERATING INCOME	54,900	47,534	105,313	87,925
OTHER (EXPENSE) INCOME
Interest:
Interest expense on loans	(15,451)	(13,975)	(30,606)	(27,574)
Loan procurement amortization expense	(578)	(776)	(1,157)	(1,482)
Equity in losses of real estate ventures	(309)	(253)	(493)	(1,025)
Other	189	308	493	200
Total other expense	(16,149)	(14,696)	(31,763)	(29,881)
NET INCOME	38,751	32,838	73,550	58,044
NET (INCOME) LOSS ATTRIBUTABLE TO NONCONTROLLING INTERESTS
Noncontrolling interests in the Operating Partnership	(426)	(427)	(809)	(704)
Noncontrolling interest in subsidiaries	85	47	92	104
NET INCOME ATTRIBUTABLE TO THE COMPANY’S COMMON SHAREHOLDERS	$38,410	$32,458	$72,833	$57,444

Basic earnings per share attributable to common shareholders	$0.21	$0.18	$0.40	$0.32
Diluted earnings per share attributable to common shareholders	$0.21	$0.18	$0.40	$0.32

Weighted-average basic shares outstanding	183,718	180,183	183,000	180,174
Weighted-average diluted shares outstanding	184,523	181,189	183,753	181,198

Second Quarter 2018	Page 9

Same-Store Facility Results (458 stores)

(in thousands, except percentage and per square foot data)

(unaudited)

	Three Months Ended			Six Months Ended
	June 30,		Percent	June 30,		Percent
	2018	2017	Change	2018	2017	Change

REVENUES
Rental income	$120,737	$116,897	3.3%	$238,247	$230,162	3.5%
Other property related income	12,628	12,288	2.8%	24,878	23,993	3.7%
Total revenues	133,365	129,185	3.2%	263,125	254,155	3.5%

OPERATING EXPENSES
Property taxes	14,145	13,728	3.0%	28,338	27,316	3.7%
Personnel expense	10,701	10,601	0.9%	21,320	21,002	1.5%
Advertising	2,454	2,244	9.4%	4,155	4,020	3.4%
Repair and maintenance	1,512	1,530	(1.2)%	3,006	2,937	2.3%
Utilities	3,761	3,436	9.5%	7,870	7,347	7.1%
Property insurance	683	675	1.2%	1,355	1,423	(4.8)%
Other expenses	5,139	5,007	2.6%	11,063	10,614	4.2%

Total operating expenses	38,395	37,221	3.2%	77,107	74,659	3.3%

Net operating income (1)	$94,970	$91,964	3.3%	$186,018	$179,496	3.6%

Gross margin	71.2%	71.2%		70.7%	70.6%

Period end occupancy (2)	94.4%	94.5%		94.4%	94.5%

Period average occupancy (3)	93.6%	93.6%		92.8%	92.7%

Total rentable square feet	31,595			31,595

Realized annual rent per occupied square foot (4)	$16.33	$15.81	3.3%	$16.26	$15.71	3.5%

Reconciliation of Same-Store Net Operating Income to Operating Income

Same-store net operating income (1)	$94,970	$91,964		$186,018	$179,496
Non same-store net operating income (1)	4,539	2,543		8,801	4,487
Indirect property overhead (5)	(1,222)	(769)		(2,409)	(2,082)
Depreciation and amortization	(35,046)	(36,736)		(70,012)	(74,855)
General and administrative expense	(8,341)	(8,800)		(17,085)	(18,294)
Acquisition related costs	-	(668)		-	(827)

Operating Income	$54,900	$47,534		$105,313	$87,925

(1)Net operating income (NOI) is a non-GAAP (generally accepted accounting principles) financial measure that excludes from operating income the impact of depreciation and general & administrative expense.

(2)Represents occupancy at June  30 of the respective year.

(3)Represents the weighted average occupancy for the period.

(4)Realized annual rent per occupied square foot is computed by dividing rental income by the weighted average occupied square feet for the period.

(5)Includes property management income earned in conjunction with managed properties.

Second Quarter 2018	Page 10

Non-GAAP Measure – Computation of Funds From Operations

(in thousands, except per share data)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017

Net income attributable to the Company's common shareholders	$38,410	$32,458	$72,833	$57,444

Add:
Real estate depreciation and amortization:
Real property	34,346	36,078	68,605	73,553
Company's share of unconsolidated real estate ventures	2,593	2,479	5,011	5,259
Noncontrolling interests in the Operating Partnership	426	427	809	704

FFO attributable to common shareholders and OP unitholders	$75,775	$71,442	$147,258	$136,960

Add:
Loan procurement amortization expense - early repayment of debt	—	190	—	190
Acquisition related costs	—	668	—	827

FFO, as adjusted, attributable to common shareholders and OP unitholders	$75,775	$72,300	$147,258	$137,977

Earnings per share attributable to common shareholders - basic	$0.21	$0.18	$0.40	$0.32
Earnings per share attributable to common shareholders - diluted	$0.21	$0.18	$0.40	$0.32
FFO per share and unit - fully diluted	$0.41	$0.39	$0.79	$0.75
FFO, as adjusted per share and unit - fully diluted	$0.41	$0.39	$0.79	$0.75

Weighted-average basic shares outstanding	183,718	180,183	183,000	180,174
Weighted-average diluted shares outstanding	184,523	181,189	183,753	181,198
Weighted-average diluted shares and units outstanding	186,544	183,477	185,758	183,358

Dividend per common share and unit	$0.30	$0.27	$0.60	$0.54
Payout ratio of FFO, as adjusted	73.2%	69.2%	75.9%	72.0%

Second Quarter 2018	Page 11